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          FIRST CAPITAL, INC. REPORTS SECOND QUARTER EARNINGS INCREASE

Corydon, Indiana--July 24, 2008. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $889,000 or $0.32 per diluted share for the quarter ended June 30, 2008, compared to $869,000 or $0.31 per diluted share during the same period in 2007.

The increase in earnings is due to an increase in noninterest income and a decrease in noninterest expense, partially offset by a decrease in net interest income after the provision for loan losses.

Net interest income after provision for loan losses decreased $59,000 for the quarter ended June 30, 2008 as compared to the quarter ended June 30, 2007. Interest income decreased $280,000 when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.57% during the quarter ended June 30, 2007 to 6.25% for the same period in 2008. Interest expense decreased $699,000 as the average cost of interest-bearing liabilities decreased from 3.75% to 2.93% when comparing the same two periods. The provision for loan losses increased from $35,000 during the quarter ended June 30, 2007 to $513,000 for the three months ended June 30, 2008. This increase is due to deteriorating general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank's market area.

Noninterest income increased $15,000 for the quarter ended June 30, 2008 as compared to the quarter ended June 30, 2007. Service charges on deposit accounts and the earnings from bank-owned life insurance increased $37,000 and $33,000, respectively, when comparing the two periods. The increase in cash surrender value of bank-owned life insurance was due to the purchase of $3.6 million of bank-owned life insurance in May 2007. This was partially offset by a decrease of $62,000 in mortgage brokerage fees.

Noninterest expenses decreased $32,000 as compared to the quarter ended June 30, 2007. Advertising and other operating expenses decreased $63,000 and $41,000, respectively, when comparing the quarters ended June 30, 2008 and June 30, 2007. The decrease in advertising expense was primarily due to the decision to eliminate television advertising while other operating expenses decreased primarily due to a reduction in expenses related to the maintenance and sale of foreclosed real estate properties. This was partially offset by a $47,000 increase in professional fees when comparing the two periods primarily due to an increase in legal fees relating to problem loan collections.

For the six months ended June 30, 2008, the Company earned $1.8 million or $0.63 per diluted share compared to $1.6 million or $0.57 for the same period in 2007.

Net interest income after provision for loan loss increased $159,000 during the first six months of 2008 compared to the same period in 2007. Interest income decreased $390,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 6.53% during the first six months of 2007 to 6.31% in the same period of 2008. The average balance of interest-earning assets increased, from $421.1 million in 2007 to $424.3 million in 2008. Interest expense decreased $1.0 million as the average cost of interest-bearing liabilities decreased from 3.74% in 2007 to 3.14% in 2008. The average balance of interest-bearing liabilities increased $5.0 million when comparing the two periods. The provision for loan losses increased $478,000 from $260,000 for 2007 to $738,000 for 2008.

Noninterest income increased $79,000 to $1.8 million during the six months ended June 30, 2008 compared to the six months ended June 30, 2007. The increase was primarily due to a $101,000 increase in service charges on deposits and an increase of $78,000 in earnings on bank-owned life insurance when comparing the two periods. These increases were partially offset by a decrease of $68,000 in mortgage brokerage fees.

Noninterest expenses increased $48,000 when comparing the six months ended June 30, 2008 to the same period in 2007, primarily due to increases in professional fees and occupancy expenses of $77,000 and $73,000, respectively. The increase in professional fees is primarily due to an increase in legal fees relating to problem loan collections. The increase in occupancy expenses is primarily due to the opening of the Salem, Indiana branch in November, 2007. These were partially offset by a decrease in advertising expense of $92,000 when comparing the two periods due to the elimination of television advertising.

Total assets as of June 30, 2008 were $452.2 million compared to $453.2 million at December 31, 2007. The primary factor behind this decrease was a decrease of $6.1 million in net loans receivable, partially offset by an increase of $4.9 million in cash and cash equivalents. Federal Home Loan Bank advances and retail repurchase agreements decreased $9.6 million and $1.5 million, respectively, while deposit accounts increased $9.9 million from December 31, 2007 to June 30, 2008.


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First Harrison Bank currently has twelve offices in the Indiana communities of
Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. The Bank also has received regulatory approval to relocate its Edwardsville office within that town. Construction began on the new office in the first quarter of 2008 and it is expected to open in the third quarter of this year. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


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                                       FIRST CAPITAL, INC. AND SUBSIDIARY
                                  Consolidated Financial Highlights (Unaudited)

                                                                  SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                                      JUNE 30,                            JUNE 30,
OPERATING DATA                                                 2008             2007                 2008          2007
   (Dollars in thousands, except per share data)               ----             ----                 ----          ----

Total interest income                                       $    13,121     $    13,511            $    6,467    $    6,747
Total interest expense                                            5,816           6,843                 2,699         3,398
                                                            ---------------------------            --------------------------
Net interest income                                               7,305           6,668                 3,768         3,349
Provision for loan losses                                           738             260                   513            35
                                                            ---------------------------            --------------------------
Net interest income after provision for loan losses               6,567           6,408                 3,255         3,314

Total non-interest income                                         1,801           1,722                   923           908
Total non-interest expense                                        5,783           5,735                 2,901         2,933
                                                            ---------------------------            --------------------------
Income before income taxes                                        2,585           2,395                 1,277         1,289
Income tax expense                                                  797             777                   388           420
                                                            ---------------------------            --------------------------
Net income                                                  $     1,788     $     1,618            $      889    $      869
                                                            ===========================            ==========================

Net income per common share, basic                          $      0.64     $      0.57            $     0.32    $     0.31
                                                            ===========================            ==========================
Weighted average common shares outstanding - basic            2,804,940       2,821,926             2,802,727     2,820,396

Net income per common share, diluted                        $      0.63            0.57                  0.32          0.31
                                                            ===========================            ==========================
Weighted average common shares outstanding - diluted          2,820,170       2,846,264             2,816,620     2,844,236

OTHER FINANCIAL DATA


Cash dividends per share                                    $      0.35     $      0.34            $     0.18    $     0.17
Return on average assets (annualized)                              0.78%           0.72%                 0.78%         0.78%
Return on average equity (annualized)                              7.67%           7.28%                 7.59%         7.79%
Net interest margin                                                3.57%           3.28%                 3.69%         3.32%
Net overhead expense as a percentage
   of average assets (annualized)                                  2.54%           2.57%                 2.55%         2.64%

                                                               JUNE 30,       DECEMBER 31,
BALANCE SHEET INFORMATION                                        2008             2007
                                                                 ----             ----

Cash and cash equivalents                                   $    19,983     $    15,055
Investment securities                                            73,296          74,041
Gross loans                                                     330,782         336,695
Allowance for loan losses                                         2,451           2,232
Earning assets                                                  414,029         417,358
Total assets                                                    452,233         453,179
Deposits                                                        338,008         328,151
FHLB debt                                                        51,119          60,694
Repurchase agreements                                            14,059          15,562
Stockholders' equity                                             46,318          45,736
Non-performing assets:
  Nonaccrual loans                                                4,408           4,879
  Accruing loans past due 90 days                                 1,419             795
  Foreclosed real estate                                          1,006             833

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Contact:
--------
Chris Frederick
Chief Financial Officer
812-734-3464